Exhibit 23.6

August 4, 2022

Board of Directors

Frazier Lifesciences Acquisition Corporation

Two Union Square

601 Union Street, Suite 3200

Seattle, WA 98101

Re:	Registration Statement on Form F-4 of NewAmsterdam Pharma Company B.V. (the “Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated July 24, 2022 (“Opinion Letter”), as to the fairness, from a financial point of view, to the unaffiliated holders of Relevant FLAC Shares (as defined in the Opinion Letter) of the Aggregate Share Consideration (as defined in the Opinion Letter) to be issued by NewAmsterdam Pharma Company B.V. (“Holdco”) pursuant to the Business Combination Agreement by and among Holdco, NewAmsterdam Pharma Investment Corporation, NewAmsterdam Pharma Holding B.V., and Frazier Lifesciences Acquisition Corporation (“FLAC”).

The Opinion Letter is provided for the information and assistance of the Board of Directors of FLAC in connection with its consideration of the transaction contemplated therein. We understand that FLAC has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers for Shareholders of FLAC– Did the FLAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?,” “Summary of this Proxy Statement/Prospectus – Recommendation to Shareholders of FLAC,” “Summary of this Proxy Statement/Prospectus – Interests of FLAC’s Directors and Executive Officers in the Business Combination,” “Summary of this Proxy Statement/Prospectus – The FLAC Board’s Reasons for the Business Combination,” “The Business Combination – Background of the Business Combination,” “The Business Combination – The FLAC Board’s Reasons for the Business Combination,” “The Business Combination – Engagement of Financial Advisor to the FLAC Board,” “The Business Combination – Opinion of the Financial Advisor to the FLAC Board,” “The Business Combination – Interests of Certain Persons in the Business Combination – Interests of FLAC’s Directors and Executive Officers in the Business Combination,” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, Lincoln International LLC

By:	/s/ Chris Gregory
Name: Chris Gregory
Title: Managing Director